Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Third Quarter 2020 Results

For Release October 28, 2020

•	Net income of $55.0 million increased $34.7 million, or 171%, compared to the third quarter of 2019 and increased $13.8 million, or 34%, compared to the second quarter of 2020

•	Net income per common share of $1.79 increased 198%, compared to the third quarter of 2019, and increased 37%, compared to the second quarter of 2020

•	Total assets of $9.5 billion increased $3.2 billion, or 50%, compared to December 31, 2019, and increased $91.1 million, or 1%, compared to June 30, 2020, driven by strong loan growth

•	Total loans receivable and loans held for sale, increased $3.1 billion, or 60%, compared to December 31, 2019, and increased $169.0 million, or 2%, compared to June 30, 2020

•	Credit quality remained exceptionally high, with only 11 loans remaining in payment deferral arrangements due to COVID-19, having unpaid balances of $1.6 million that represented less than 0.02% of total loans and loans held for sale

•	Return on average assets was 2.34% in the third quarter of 2020, compared to 1.35% in the third quarter of 2019, and 1.89% in the second quarter of 2020

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported third quarter 2020 net income of $55.0 million, or $1.79 per common share. This compared to $20.3 million, or $0.60 per common share, in the third quarter of 2019, and $41.2 million, or $1.31 per common share, in the second quarter of 2020.

The $34.7 million, or 171%, increase in net income for the third quarter 2020, compared to the third quarter of 2019 was driven by a $32.7 million, or 100%, increase in net interest income that reflected significant growth in mortgage warehouse loans, and a 255% increase in gain on sale of loans, primarily from higher growth in both single-family and multi-family mortgages.

The $13.8 million, or 34%, increase in net income for the third quarter 2020, compared to the second quarter of 2020 was primarily driven by a $14.1 million, or 27%, increase in net interest income that also reflected significant growth in mortgage warehouse loans and a 39 basis point increase in the net interest margin.

“Against a backdrop of economic uncertainty and lower interest rates, Merchants has delivered another record-setting level of net income during the third quarter. Our commitment to conservative credit underwriting, effective cost management, and our entrepreneurial approach to serving customers has contributed to earnings per share growth of 198% and asset growth of 50% compared to the prior year’s quarter. By also managing our capital well, we delivered a return on average assets of 2.34%, a return on average tangible shareholders’ equity of 41.0%, a tangible book value of $18.30 per share, and an efficiency ratio of 25.4%,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “The safety of our employees and customers remains our first priority. I am proud of our team and our ability to execute in a challenging environment.”

Total Assets

Total assets of $9.5 billion at September 30, 2020 increased $3.2 billion, or 50%, compared to December 31, 2019, and increased $91.1 million, or 1%, compared to June 30, 2020.

The 50% increase compared to December 31, 2019 was primarily due to growth in loans held for sale and loans receivable, which increased a combined total of $3.1 billion, or 60%. The increase reflected the significant loan growth generated from mortgage warehouse business, primarily resulting from lower interest rates that increased the origination volume and refinancing in the single-family mortgage market, as well as higher loan volume generated in multi-family business.

Return on average assets was 2.34% for the third quarter of 2020 compared to 1.35% for the third quarter of 2019 and 1.89% for the second quarter of 2020.

Asset Quality

The allowance for loan losses of $23.4 million at September 30, 2020 increased $7.6 million compared to December 31, 2019 and increased $2.9 million compared to June 30, 2020. The increases were primarily based on growth in the loan portfolio, but also reflected uncertainties surrounding the COVID-19 pandemic. Approximately 85% of the $7.6 million increase compared to December 31, 2019, was related primarily to loan growth, while additional provision associated with the COVID-19 pandemic represented approximately $628,000, or 8%, of the increase. Because it is still too early to know the full extent of potential future losses associated with the impact of COVID-19, the Company continues to monitor the situation and may need to adjust future expectations as developments occur throughout the remainder of 2020.

Page | 2

Merchants believes it has minimal direct exposure to consumer, commercial and other small businesses that may be negatively impacted by COVID-19 but continues to assist customers facing financial setbacks. As of September 30, 2020, the Company had only 11 loans remaining in payment deferral arrangements, with unpaid balances of $1.6 million that represented less than 0.02% of total loans and loans held for sale. This compared favorably to the unpaid balances of $80.6 million at June 30, 2020.

Non-performing loans were $7.9 million, or 0.16% of loans receivable at September 30, 2020, compared to $4.7 million, or 0.15% of loans receivable at December 31, 2019, and compared to $6.7 million, or 0.16% of loans receivable at June, 2020. The increase in non-performing loans compared to December 31, 2019 was primarily related to one collateralized agricultural loan that is delinquent greater than 90 days late, with repayment still anticipated.

Total Deposits

Total deposits of $7.1 billion at September 30, 2020 increased $1.6 billion, or 29%, compared to December 31, 2019, and increased $176.0 million, or 3%, compared to June 30, 2020. The increases compared to both periods were primarily due to growth in traditional and brokered demand accounts, while the Company significantly reduced its balances of brokered certificates of deposits.

Total brokered deposits of $1.7 billion at September 30, 2020 decreased $429.1 million from December 31, 2019 and decreased $627.0 million from June 30, 2020. Brokered deposits represented 24% of total deposits at September 30, 2020 compared to 39% of total deposits at December 31, 2019 and 34% of total deposits at June 30, 2020.

Liquidity

The Company increased its available borrowing capacity, with unused lines of credit at $2.5 billion at September 30, 2020, compared to $1.9 billion at June 30, 2020. This liquidity enhances the ability to effectively manage interest expense and assets levels in the future. The Company also began utilizing the Federal Reserve’s discount window during the second quarter of 2020 and the Paycheck Protection Program Liquidity Facility (“PPPLF”) during the third quarter of 2020, which has contributed to lower interest expenses and increased borrowing capacity.

Page | 3

Net Interest Income

Net interest income of $65.3 million in the third quarter of 2020 increased $32.7 million, or 100%, compared to the third quarter of 2019 and increased $14.1 million, or 27%, compared to the second quarter of 2020.

The 100% increase in net interest income compared to the third quarter of 2019 reflected significantly higher loan growth and a higher net interest margin. The interest rate spread of 2.74% for the third quarter of 2020 increased 76 basis points compared to 1.98% in the third quarter of 2019. The net interest margin of 2.81% for the third quarter of 2020 increased 59 basis points compared to 2.22% for the third quarter of 2019. The increase in net interest margin compared to the third quarter of 2019 reflected lower funding costs that outpaced the lower interest rates on loans.

The 27% increase in net interest income compared to the second quarter of 2020 reflected an interest rate spread of 2.74% that increased 43 basis points compared to 2.31% in the second quarter of 2020. The net interest margin of 2.81% for the third quarter of 2020 also increased 39 basis points compared to 2.42% for the second quarter of 2020. The increase in net interest margin compared to the second quarter of 2020 reflected lower funding costs that outpaced the lower interest rates on loans.

Interest Income

Interest income of $76.3 million in the third quarter of 2020 increased $16.5 million, or 28%, compared to the third quarter of 2019 and increased $8.1 million, or 12%, compared to the second quarter of 2020.

The 28% increase in interest income compared to the third quarter of 2019 was primarily due to significant loan growth that was partially offset by lower rates. The higher interest income reflected a $3.2 billion, or 68%, increase in the average balance of loans, including loans held for sale, which reached $7.9 billion for the third quarter of 2020. The average yield on loans and loans held for sale of 3.61% for the third quarter of 2020 decreased 83 basis points compared to 4.44% for the third quarter of 2019. The decline in average yields reflected higher loan volume and lower overall interest rates in the third quarter of 2020.

The 12% increase in interest income compared to the second quarter of 2020 reflected a $987.4 million, or 14%, increase in the average balance of loans, including loans held for sale, which reached $7.9 billion for the third quarter of 2020. The average yield on loans and loans held for sale of 3.61% for the third quarter of 2020 also decreased 10 basis points compared to 3.71% for the second quarter of 2020.

Page | 4

Interest Expense

Total interest expense of $10.9 million for the third quarter of 2020 decreased $16.2 million, or 60%, compared to the third quarter of 2019 and decreased $6.0 million, or 36%, compared to the second quarter of 2020. Interest expense on deposits of $9.1 million for the third quarter of 2020 decreased $16.9 million, or 65%, compared to the third quarter of 2019 and decreased $6.3 million, or 41%, compared to the second quarter of 2020.

The 65% decrease in interest expense on deposits compared to the third quarter of 2019 was primarily due to custodial interest-bearing checking accounts that are tied to short-term LIBOR rates, which declined significantly. Also contributing significantly to the decline were lower rates on brokered certificates of deposits. The average balance of interest-bearing deposits of $7.2 billion for the third quarter of 2020 increased $2.1 billion, or 42%, compared to the third quarter of 2019. The average cost of interest-bearing deposits was 0.50% for the third quarter of 2020, which was a 152 basis point decrease compared to 2.02% for the third quarter of 2019.

The 41% decrease in interest expense on deposits compared to the second quarter of 2020 was also primarily due to custodial interest-bearing checking accounts that are tied to short-term LIBOR rates, which declined significantly. The average cost of interest-bearing deposits was 0.50% for the third quarter of 2020, which was a 38 basis point decrease compared to 0.88% in the second quarter of 2020. The average balance of interest-bearing deposits of $7.2 billion for the third quarter of 2020 also increased $241.5 million, or 3%, compared to the second quarter of 2020.

Noninterest Income

Noninterest income of $38.7 million for the third quarter of 2020 increased $27.8 million, or 256%, compared to the third quarter of 2019 and increased $12.5 million, or 48%, compared to the second quarter of 2020.

The 256% increase in noninterest income compared to the third quarter of 2019 was primarily due to a $21.2 million, or 255%, increase in gain on sale of loans and a $4.1 million increase in mortgage warehouse fees. Noninterest income for the second quarter of 2020 included a $971,000 negative fair market value adjustment to mortgage servicing rights, which compared to a $1.5 million negative fair market value adjustment for the third quarter of 2019.

The 48% increase in noninterest income compared to the second quarter of 2020 was primarily due to a $12.4 million, or 73%, increase in gain on sale of loans, that were partially offset by a $2.2 million decrease in loan servicing fees. Included in loan servicing fees for the second quarter of 2020 was a $971,000 negative fair market value adjustment to mortgage servicing rights, which compared to a $500,000 negative fair market value adjustment for the second quarter of 2020.

Page | 5

At September 30, 2020, the mortgage servicing rights asset was valued at $75.8 million, an increase of 2% compared to December 31, 2019 and an increase of 5% compared to September 30, 2019. The value of mortgage servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments.

Noninterest Expense

Noninterest expense of $26.4 million for the third quarter of 2020 increased $10.9 million, or 70%, compared to the third quarter of 2019 and increased $6.1 million, or 30%, compared to the second quarter of 2020.

The 70% increase in noninterest expense compared to the third quarter of 2019 was due primarily to a $7.4 million, or 81%, increase in salaries and employee benefits to support business growth and a $1.7 million, or 136%, increase in loan expenses. The efficiency ratio of 25.4% for the third quarter of 2020 compared to 35.7% for the third quarter of 2019.

The 30% increase in noninterest expense compared to the second quarter of 2020 was primarily due to a $4.7 million, or 40%, increase in salaries and employee benefits to support business growth and a $905,000, or 44%, increase in loan expenses. The efficiency ratio of 25.4% for the third quarter of 2020 compared to 26.2% for the second quarter of 2020.

Segments

For the third quarter of 2020, net income for Mortgage Warehousing increased 209% compared to the third quarter of 2019, and increased 22% compared to the second quarter of 2020, reflecting significant growth in net interest income from higher loan volume.

For the third quarter of 2020, net income for Multi-family Mortgage Banking increased 115% compared with the third quarter of 2019, and increased 61% compared to the second quarter of 2020, primarily due to higher gain on sale of loans for both periods that was partially offset by higher salaries and benefit expenses to support growth.

Page | 6

For the third quarter of 2020, net income for Banking increased 129% compared to the third quarter of 2019, and increased 48% compared to the second quarter of 2020, reflecting higher net interest income and gain on sale of loans in the single-family mortgage business for both periods.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $9.5 billion in assets and $7.1 billion in deposits as of September 30, 2020, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Page | 7

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

Page | 8

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Assets
Cash and due from banks	$9,276	$13,830	$8,168	$13,909	$15,614
Interest-earning demand accounts	419,926	389,357	559,914	492,800	349,362
Cash and cash equivalents	429,202	403,187	568,082	506,709	364,976
Securities purchased under agreements to resell	6,616	6,651	6,685	6,723	6,760
Mortgage loans in process of securitization	374,721	518,788	465,157	269,891	227,914
Available for sale securities	278,861	259,656	339,053	290,243	308,673
Federal Home Loan Bank (FHLB) stock	70,656	53,224	46,156	20,369	18,808
Loans held for sale (includes $41,418, $42,000, $18,938, $19,592 and $23,357, respectively, at fair value)	3,319,619	3,877,769	2,796,008	2,093,789	2,498,538
Loans receivable, net of allowance for loan losses of $23,436, $20,497, $18,883, $15,842 and $13,705, respectively	4,857,554	4,133,315	3,501,770	3,012,468	2,742,088
Premises and equipment, net	29,261	29,362	29,415	29,274	29,211
Mortgage servicing rights	75,772	72,889	69,978	74,387	71,989
Interest receivable	19,130	18,574	18,139	18,359	18,780
Goodwill	15,845	15,845	15,845	15,845	15,574
Intangible assets, net	2,657	3,038	3,419	3,799	4,182
Other assets and receivables	50,581	47,102	48,691	30,072	29,693
Total assets	$9,530,475	$9,439,400	$7,908,398	$6,371,928	$6,337,186
Liabilities and Shareholders' Equity Liabilities
Deposits
Noninterest-bearing	$666,081	$601,265	$327,805	$272,037	$198,843
Interest-bearing	6,418,566	6,307,363	6,394,900	5,206,038	5,300,806
Total deposits	7,084,647	6,908,628	6,722,705	5,478,075	5,499,649
Borrowings	1,618,201	1,761,113	444,567	181,439	159,673
Other liabilities	70,492	61,461	68,157	58,686	48,425
Total liabilities	8,773,340	8,731,202	7,235,429	5,718,200	5,707,747
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,745,614 shares, 28,745,614 shares, 28,742,484 shares, 28,706,438 shares, and 28,706,438 shares, respectively	136,103	135,949	135,746	135,640	135,507
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares, 2,081,800 shares, 2,081,800 shares, 2,081,800 shares, and 2,081,800 shares, respectively	50,221	50,221	50,221	50,221	50,245
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares, 125,000 shares, 125,000 shares, 125,000 shares and 125,000 shares (all equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,863
Retained earnings	407,979	358,895	323,651	304,984	280,551
Accumulated other comprehensive income	407	708	926	458	692
Total shareholders' equity	757,135	708,198	672,969	653,728	629,439
Total liabilities and shareholders' equity	$9,530,475	$9,439,400	$7,908,398	$6,371,928	$6,337,186

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest Income
Loans	$71,857	$63,979	$52,779	$189,400	$129,599
Mortgage loans in process of securitization	3,250	2,534	1,422	8,580	4,434
Investment securities:
Available for sale - taxable	431	972	1,604	2,725	4,632
Available for sale - tax exempt	37	38	68	112	217
Federal Home Loan Bank stock	531	447	262	1,217	742
Other	152	234	3,626	2,845	8,572
Total interest income	76,258	68,204	59,761	204,879	148,196
Interest Expense
Deposits	9,104	15,398	26,039	45,132	59,610
Borrowed funds	1,832	1,572	1,098	4,838	3,909
Total interest expense	10,936	16,970	27,137	49,970	63,519
Net Interest Income	65,322	51,234	32,624	154,909	84,677
Provision for loan losses	2,981	1,745	1,193	7,724	1,947
Net Interest Income After Provision for Loan Losses	62,341	49,489	31,431	147,185	82,730
Noninterest Income
Gain on sale of loans	29,498	17,084	8,312	67,748	20,059
Loan servicing fees, net	(643)	1,597	(1,410)	(4,870)	(3,318)
Mortgage warehouse fees	6,833	5,475	2,699	15,054	4,590
Gains on sale of investments available for sale (1)	441	—	—	441	124
Other income	2,528	2,032	1,251	6,374	2,931
Total noninterest income	38,657	26,188	10,852	84,747	24,386
Noninterest Expense
Salaries and employee benefits	16,567	11,828	9,139	42,635	27,671
Loan expenses	2,944	2,039	1,248	6,147	3,527
Occupancy and equipment	1,420	1,383	994	4,295	2,816
Professional fees	712	726	508	2,007	1,500
Deposit insurance expense	1,404	1,851	859	5,041	1,354
Technology expense	903	716	674	2,229	1,775
Other expense	2,434	1,739	2,100	6,605	5,834
Total noninterest expense	26,384	20,282	15,522	68,959	44,477
Income Before Income Taxes	74,614	55,395	26,761	162,973	62,639
Provision for income taxes (2)	19,612	14,233	6,502	42,226	15,371
Net Income	$55,002	$41,162	$20,259	$120,747	$47,268
Dividends on preferred stock	(3,618)	(3,619)	(3,022)	(10,855)	(5,598)
Net Income Allocated to Common Shareholders	51,384	37,543	17,237	109,892	41,670
Basic Earnings Per Share	$1.79	$1.31	$0.60	$3.82	$1.45
Diluted Earnings Per Share	$1.79	$1.31	$0.60	$3.82	$1.45
Weighted-Average Shares Outstanding
Basic	28,745,614	28,743,894	28,706,438	28,741,395	28,704,682
Diluted	28,778,462	28,762,349	28,744,953	28,766,756	28,742,911

(1) Includes $441, $0, $0, $441, and $124, respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $(97), $0, $0, $(97), and $(31), respectively, related to income tax (expense)/benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Noninterest expense	$26,384	$20,282	$15,522	$68,959	$44,477

Net interest income (before provision for losses)	65,322	51,234	32,624	154,909	84,677
Noninterest income	38,657	26,188	10,852	84,747	24,386
Total income	$103,979	$77,422	$43,476	$239,656	$109,063

Efficiency ratio	25.37%	26.20%	35.70%	28.77%	40.78%

Average assets	$9,409,450	$8,689,212	$6,009,840	$8,238,641	$4,798,110
Net income	$55,002	$41,162	$20,259	$120,747	$47,268
Return on average assets before annualizing	0.58%	0.47%	0.34%	1.47%	0.99%
Annualization factor	4.00	4.00	4.00	1.33	1.33
Return on average assets	2.34%	1.89%	1.35%	1.95%	1.31%
Return on average tangible common shareholders' equity (1)	41.01%	32.62%	18.17%	31.34%	14.75%
Tangible book value per common share (1)	$18.30	$16.58	$13.83	$18.30	$13.83
Tangible common shareholders' equity/tangible assets (1)	5.53%	5.06%	6.28%	5.53%	6.28%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Net income	$55,002	$41,162	$20,259	$120,747	$47,268
Less: preferred stock dividends	(3,618)	(3,619)	(3,022)	(10,855)	(5,598)
Net income available to common shareholders	$51,384	$37,543	$17,237	$109,892	$41,670

Average shareholders' equity	$732,533	$692,132	$567,732	$698,071	$498,091
Less: average goodwill & intangibles	(18,707)	(19,083)	(20,005)	(19,089)	(20,458)
Less: average preferred stock	(212,646)	(212,646)	(168,266)	(212,646)	(101,979)
Tangible common shareholders' equity	$501,180	$460,403	$379,461	$466,336	$375,654

Annualization factor	4.00	4.00	4.00	1.33	1.33
Return on average tangible common shareholders' equity	41.01%	32.62%	18.17%	31.34%	14.75%

Total equity	$757,135	$708,198	$629,439	$757,135	$629,439
Less: goodwill and intangibles	(18,502)	(18,883)	(19,756)	(18,502)	(19,756)
Less: preferred stock	(212,646)	(212,646)	(212,689)	(212,646)	(212,689)
Tangible common shareholders' equity	$525,987	$476,669	$396,994	$525,987	$396,994

Assets	$9,530,475	$9,439,400	$6,337,186	$9,530,475	$6,337,186
Less: goodwill and intangibles	(18,502)	(18,883)	(19,756)	(18,502)	(19,756)
Tangible assets	$9,511,973	$9,420,517	$6,317,430	$9,511,973	$6,317,430

Ending common shares	28,745,614	28,745,614	28,706,438	28,745,614	28,706,438

Tangible book value per common share	$18.30	$16.58	$13.83	$18.30	$13.83
Tangible common shareholders' equity/tangible assets	5.53%	5.06%	6.28%	5.53%	6.28%

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$587,804	$683	0.46%	$971,350	$681	0.28%	$670,399	$3,888	2.30%
Securities available for sale - taxable	269,896	431	0.64%	276,928	972	1.41%	278,314	1,604	2.29%
Securities available for sale - tax exempt	5,145	37	2.86%	5,294	38	2.89%	9,032	68	2.99%
Mortgage loans in process of securitization	449,336	3,250	2.88%	328,089	2,534	3.11%	162,915	1,422	3.46%
Loans and loans held for sale	7,923,726	71,857	3.61%	6,936,368	63,979	3.71%	4,718,771	52,779	4.44%
Total interest-earning assets	9,235,907	76,258	3.28%	8,518,029	68,204	3.22%	5,839,431	59,761	4.06%
Allowance for loan losses	(21,585)			(19,474)			(12,990)
Noninterest-earning assets	195,128			190,657			183,399

Total assets	$9,409,450			$8,689,212			$6,009,840

Liabilities & Shareholders' Equity:

Interest-bearing checking	3,890,865	1,368	0.14%	2,656,105	2,327	0.35%	1,951,613	9,253	1.88%
Savings deposits	180,931	34	0.07%	176,546	27	0.06%	152,509	85	0.22%
Money market	1,578,956	3,861	0.97%	1,402,562	3,966	1.14%	977,228	4,698	1.91%
Certificates of deposit	1,589,852	3,841	0.96%	2,763,853	9,078	1.32%	2,032,619	12,003	2.34%
Total interest-bearing deposits	7,240,604	9,104	0.50%	6,999,066	15,398	0.88%	5,113,969	26,039	2.02%

Borrowings	800,021	1,832	0.91%	518,207	1,572	1.22%	59,585	1,098	7.31%
Total interest-bearing liabilities	8,040,625	10,936	0.54%	7,517,273	16,970	0.91%	5,173,554	27,137	2.08%

Noninterest-bearing deposits	579,145			372,195			198,832
Noninterest-bearing liabilities	57,147			107,612			69,722

Total liabilities	8,676,917			7,997,080			5,442,108

Shareholders' equity	732,533			692,132			567,732

Total liabilities and shareholders' equity	$9,409,450			$8,689,212			$6,009,840

Net interest income		$65,322			$51,234			$32,624

Net interest spread			2.74%			2.31%			1.98%

Net interest-earning assets	$1,195,282			$1,000,756			$665,877

Net interest margin			2.81%			2.42%			2.22%

Average interest-earning assets to average interest-bearing liabilities			114.87%			113.31%			112.87%

Supplemental Results

(Unaudited)

($ in thousands)

	Net Income			Net Income
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Segment
Multi-family Mortgage Banking	$5,891	$3,651	$2,741	$14,941	$4,546
Mortgage Warehousing	33,793	27,712	10,924	73,942	21,076
Banking	17,486	11,812	7,649	37,248	24,826
Other	(2,168)	(2,013)	(1,055)	(5,384)	(3,180)
Total	$55,002	$41,162	$20,259	$120,747	$47,268

	Total Assets
	September 30,	June 30,	December 31,
	2020	2020	2019
Segment
Multi-family Mortgage Banking	$194,624	$182,072	$188,866
Mortgage Warehousing	5,179,664	5,575,169	3,124,684
Banking	4,111,984	3,639,638	3,018,568
Other	44,203	42,521	39,810
Total	$9,530,475	$9,439,400	$6,371,928

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Loan Type
Multi-family	$14,872	$6,839	$7,582	$40,563	$18,714
Single-family	14,093	10,059	724	26,225	1,280
Small Business Association (SBA)	533	186	6	960	65
Total	$29,498	$17,084	$8,312	$67,748	$20,059

	Loans Receivable and Loans Held for Investment
	September 30,	June 30,	December 31,
	2020	2020	2019
Mortgage warehouse lines of credit	$1,647,521	$1,287,246	$765,151
Residential real estate	572,527	471,807	413,835
Multi-family and healthcare financing	2,125,516	1,848,811	1,347,125
Commercial and commercial real estate	419,812	432,222	398,601
Agricultural production and real estate	101,636	99,035	85,210
Consumer and margin loans	13,978	14,691	18,388
	4,880,990	4,153,812	3,028,310
Less: Allowance for loan losses	23,436	20,497	15,842
Loans receivable	$4,857,554	$4,133,315	$3,012,468

Loans held for sale	3,319,619	3,877,769	2,093,789
Total loans, net of allowance	$8,177,173	$8,011,084	$5,106,257